UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 21, 2016

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On March 21, 2016, Computer Sciences Corporation (the "Company"), as borrower, the financial institutions party thereto, as lenders, and Bank of America, N.A., as administrative agent, entered into a Term Loan Agreement (the "US Term Loan"). The intended use of proceeds from the US Term Loan is to partially repay amounts drawn under the Company’s revolving credit facilities used to redeem the Company’s 6.5% Notes due 2018, and for general corporate purposes.

The US Term Loan is unsecured and the initial draw thereunder is $525 million (subject to the Company's option to request that the commitments be increased to $750 million if the lenders are, in their discretion, willing to provide such increase).  The US Term Loan is scheduled to mature on March 21, 2021.  Amortization is ratably on a quarterly basis at the rate of 5.0% of original principal amount per annum, or, if the term loan has not increased, $26.25 million per year, until final maturity, when approximately $400.3 million (76.25% of original principal amount) will be due. Any prepayment of principal or scheduled loan amortization under the US Term Loan cannot be redrawn.

Under the US Term Loan, borrowings bear interest at a variable rate equal to, at the Company's option, an adjusted London interbank offered rate ("Adjusted LIBO Rate") for a one, two, three or six month interest period, plus a margin between 0.750% and 1.500% based on a pricing grid consistent with the Company’s outstanding $2.5 billion revolving credit facility (the "Revolver") or the greatest of the Prime Rate, the Federal Funds Rate plus 0.5%, and the Adjusted LIBO Rate for a one-month interest period plus 1%, in each case plus a margin of 0.000% to 0.500%, based on a pricing grid consistent with the Revolver.

The US Term Loan contains representations, warranties, and covenants customary for loan facilities of this type, as well as customary events of default, including (i) cross payment event of default with respect to indebtedness of at least $250.0 million or other events if the effect is to accelerate or permit acceleration of such indebtedness and (ii) the occurrence of a change of control. In addition, under the US Term Loan, the Company is required to maintain an interest coverage ratio of EBITDA to interest expense of no less than 3.00 to 1.00 for any four quarter period ending at the end of a fiscal quarter and a leverage ratio of total debt to EBITDA of no more than 3.00 to 1.00 as of the end of each fiscal quarter, giving pro forma effect to the financial impact of acquisitions or dispositions during the latest twelve month fiscal period, and including the effect of expected near-term (realizable within 12 months) operational and cost synergies resulting from acquisitions or restructuring actions.

The US Term Loan includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts due under the US Term Loan.

The foregoing description of the US Term Loan is only a summary and is qualified in its entirety by reference to the full text of the US Term Loan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information with respect to the US Term Loan contained in Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibits are filed herewith.

Exhibit No.	Description
10.1	Credit Agreement dated as of March 21, 2016, among the agents and other parties named therein, and the lending institutions listed on Schedule I.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: March 22, 2016	By: /s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement dated as of March 21, 2016, among the agents and other parties named therein, and the lending institutions listed on Schedule I.